Exhibit 10.26

November 19, 2015

(BY E-MAIL)

Mr. Vicente Reynal

Dear Vicente,

This letter confirms the terms of your promotion to Chief Executive Officer of Gardner Denver, Inc. (“GDI”), Reference is made to the Offer Letter between you and GDI, dated as of April 17, 2015 (the “Offer Letter”)

1.	Title and Duties: As of January 1, 2016 (the “Effective Date”) you will assume the role of Chief Executive Officer of GDI, while continuing to serve as Chief Executive Officer of the Gardner Denver Industrial Group (the “Industrial Group”). Initially, you will devote the vast majority of your time to the performance of duties in your capacity as Chief Executive Officer of the Industrial Group. At a date to be mutually agreed between you and the board of directors of GDI (the “Board”), you will transition to devoting more of your business time and attention to the performance of duties as the Chief Executive Officer of GDI (the “CEO Transition”). It is anticipated that the CEO Transition will occur at a time when the near-term objectives for the Industrial Group have been achieved and a potential successor to you as the Chief Executive Officer of the Industrial Group has been identified and has developed an initial track record of success in the Industrial Group.

2.	Salary: As of the Effective Date, your annual base salary will be increased $750,000.00, paid on a semi-monthly basis (or otherwise in accordance with the normal payroll practices of GDI as in effect from time to time.

3.	2016 Bonus: Your annual bonus in respect of the 2016 fiscal year will be based on the achievement of certain performance goals comparable to those that typically would be assigned to the Chief Executive Officer of the Industrial Group. However, following the CEO Transition, your annual bonus will transition to be based on the actual performance of GDI to reflect your additional responsibilities with GDI.

4.	Long-Term Incentive Program: See attached Addendum A for details regarding your opportunity to receive an additional long-term incentive award in form of options to purchase, the common stock of Renaissance Parent Corp., our parent holding company.

Except as modified herein, the terms of your Offer Letter shall remain in effect during your employment with GDI.

Vicente Reynal

November 19, 2015

Vicente, we are so pleased to have you as apart of our team. Congratulations on your promotion. We have high aspirations for you and for Gardner Denver under your leadership.

Please acknowledge your acceptance and agreement to the terms and conditions of this letter by signing and dating this letter on the space provided below and emailing a PDF back to me.

Sincerely,

/s/ Peter Stavros

Peter Stavros
Director
Gardner Denver, Inc.

I have read and accept this offer of employment and agree to the terms and conditions.

ACCEPTED AND AGREED:

/s/ Vicente Reynal
Vicente Reynal

November 20, 2015
Date

PRIVILEGED & CONFIDENTIAL

Addendum A—Vicente Reynal

Equity Target

Long-Term Incentive Program:

In connection with Executive’s promotion to Chief Executive Officer of GDI, the Executive will be entitled to receive a grant of options in Renaissance Parent Corp. (“Holdings”) with a strike price at then-current fair market value of Holdings’ shares, the intended goal of which is to provide the Executive with the opportunity (although not the guarantee) to earn pre-tax proceeds (net of the strike price) in respect of the value appreciation of GDI of up to and potentially more than USD $10 million.[1]

This grant of options to purchase shares of Holdings stock wll be 50% time vested and 50% performance vested. The time vesting options vest 33% each year on the last day of each of Holdings’ fiscal years from 2016 through 2018. The performance vesting options vest 33% per year as of the last day of each of Holdings’ fiscal years from 2016 through 2018 provided the GDI achieves annual EBITDA targets

Any options and Holdings stock Executive acquires are subject to Holdings’ 2013 Stock Incentive Plan terms and other terms contained in management equity agreements. These terms include, generally, transfer restrictions, company call rights, tagalong and dragalong rights, and restrictive covenants (including covenants not to disclose confidential information at any time, and while employed and for certain post-employment periods, not to solicit employees or customers and not to compete with the business of GDI).

1 Assuming a certain exit value is achieved in 2018. Details of a corresponding financial forecast and exit multiple assumption will be presented separately. Actual value appreciation could be lesser or greater than amount stated above, depending upon performance of GDI and market factors.